Exhibit 23(e)(vi) under Form N-1A
                                              Exhibit 10 under Item 610/Reg. S-K


                                    EXHIBIT B
                                     to the
                                Distribution Plan
                       Federated Stock and Bond Fund, Inc.
                                 Class K Shares

     This Distribution Plan is adopted by Federated Stock and Bond Fund, Inc. with respect to the Classes of Shares of the Corporation set forth above.

     As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .50 of 1% of the average aggregate net asset value of the Class K Shares of Federated Stock and Bond Fund, Inc. held during the month.

     Witness the due execution hereof this 1st day of March, 2003.


                                    Federated Stock and Bond Fund, Inc.


                                    By:  /s/ J. Christopher Donahue
                                    Name:  J. Christopher Donahue
                                    Title:  President